UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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HEALTH INSURANCE INNOVATIONS, INC.
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15438 North Florida Avenue, Suite 201
Tampa, Florida 33613
April 20, 2018
Dear Stockholder:
You are cordially invited to attend the 2018 annual meeting of stockholders of Health Insurance Innovations, Inc. (the “Annual Meeting”), which will be held on Tuesday, May 15, 2018, beginning at 12:00 p.m, Eastern Time. The meeting will be held at Foley & Lardner LLP, Gasparilla/Ybor Room, 100 North Tampa St., Suite 2700, Tampa, Florida 33602. The purpose of the Annual Meeting is to consider and vote upon the business described in the accompanying notice of annual meeting of stockholders and the proxy statement.
A formal notice describing the business to come before the Annual Meeting, a proxy statement and a proxy card are enclosed. We have also enclosed our 2017 Annual Report to Stockholders for your review, which includes a copy of our Annual Report on Form 10-K and contains detailed information concerning our financial performance and activities during 2017.
It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, please vote your shares by completing, signing and dating the enclosed proxy card, and returning it in the enclosed, postage-paid envelope. If you later decide to attend the Annual Meeting and vote in person, or if you wish to revoke your proxy for any reason before the vote at the Annual Meeting, you may do so and your proxy will have no further effect.

Sincerely,

Gavin D. Southwell
President and Chief Executive Officer
Enclosures

15438 North Florida Avenue, Suite 201
Tampa, Florida 33613

 NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
May 15, 2018

The 2018 annual meeting of stockholders of Health Insurance Innovations, Inc. (the “Annual Meeting”) will be held on Tuesday, May 15, 2018, beginning at 12:00 p.m, Eastern Time. The meeting will be held at Foley & Lardner LLP, Gasparilla/Ybor Room, 100 North Tampa St., Suite 2700, Tampa, Florida 33602, for the following purposes:

1.	to elect as directors the seven nominees named in the accompanying proxy statement for one-year terms ending at the 2019 annual meeting of stockholders;

2.	to ratify the appointment of Grant Thornton LLP as independent auditors of the Company; and

3.	to consider and act upon such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.
We are not currently aware of any other business to be brought before the Annual Meeting. The Annual Meeting will not be accessible by any means of remote communication. Stockholders of record at the close of business on March 20, 2018, are entitled to notice of the Annual Meeting and are entitled to vote at the Annual Meeting in person or by proxy. Only stockholders or their proxy holders are invited to attend the Annual Meeting.

By Order of the Board of Directors

Michael D. Hershberger
Chief Financial Officer, Treasurer, and Secretary

PROXY STATEMENT FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

You have received this proxy statement and the accompanying notice of annual meeting and proxy card as a stockholder of Health Insurance Innovations, Inc. in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at Health Insurance Innovation’s 2018 annual meeting of stockholders (the “Annual Meeting”) or at any adjournments or postponements thereof.
Unless the context requires otherwise, references in this proxy statement to “Health Insurance Innovations,” “HIIQ,” the “Company,” “we,” “us,” or “our” refer to Health Insurance Innovations, Inc. and its consolidated subsidiaries, and references to “common stock” refer collectively to our Class A common stock, $0.001 par value, and Class B common stock, $0.001 par value, together as a single class.
Your vote is very important. For this reason, the Board is requesting that you allow your common stock to be represented at the Annual Meeting by the proxies named on the enclosed proxy card. We are first mailing this proxy statement and the proxy card on or about April 20, 2018.
INFORMATION ABOUT THE 2018 ANNUAL MEETING AND VOTING

Time and Place	May 15, 2018 12:00 p.m., Eastern Time Foley & Lardner LLP, Gasparilla/Ybor Room 100 North Tampa St., Suite 2700 Tampa, Florida 33602

Items to be Voted Upon at the Meeting
You are being asked to:

1. elect seven nominees specified under “Proposal 1 – Election of Directors” to serve on the Board;

2. ratify the appointment of Grant Thornton LLP as independent auditors of the Company for the fiscal year ending December 31, 2018; and

 3. consider and act upon such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

Who May Vote
You are entitled to vote your common stock if our records show that you held your shares as of the close of business on the record date, March 20, 2018 (the “Record Date”). Each share of our Class A common stock and Class B common stock will entitle its holder to one vote on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on the election of directors and on all other matters presented to stockholders for their vote or approval, except as otherwise required by law. As of the Record Date, there were 12,354,498 shares of the Company’s Class A common stock outstanding and 3,841,667 shares of the Company’s Class B common stock outstanding. As of the Record Date, all of our Class B common stock is held by entities that are beneficially owned by Michael W. Kosloske, our Chief of Product Innovation and a director for the Company. Mr. Kosloske beneficially owned 23.7% of our outstanding common stock on a combined basis as of the Record Date.

How to Vote
You may vote in person or by proxy at the Annual Meeting. We recommend you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the Annual Meeting. If you hold shares in “street name” (that is, through a bank, broker, or other nominee) and would like to attend the Annual Meeting, you will need to bring the following items to the Annual Meeting: (1) an account statement or other acceptable evidence of ownership of our common stock as of the close of business on the Record Date and (2) a legal proxy obtained from your bank, broker, or other nominee.

Voting Shares Held in the Name of a Bank, Broker, or other Nominee
If your shares are held in “street name” through a bank, broker, or other nominee, the record holder should have given you instructions regarding how to direct the record holder to vote your shares. It will be the record holder’s responsibility to vote your shares for you in the manner you direct. Please complete, execute and return the proxy card or other instructions in the envelope provided by the record holder.

Voting your shares in this manner will not affect your right to vote in person if you decide to attend the Annual Meeting; however, you must first request a legal proxy from the record holder.

Banks, brokers, and other nominees generally may vote on matters that are considered “routine” under applicable rules, but may not vote on “non-routine” matters unless they have received voting instructions from the person for whom they are holding shares. If there is a non-routine matter presented to stockholders at the Annual Meeting and the record holder does not receive instructions from you on how to vote on that matter, the record holder will return the proxy card to us, indicating the record holder does not have the authority to vote on that matter. This is generally referred to as a “broker non-vote.”

If you do not provide directions to your record holder as to how you want your shares voted, the record holder will not have the authority to vote on Proposal 1 because this proposal is considered non-routine under applicable rules.

Proxy Card
If you complete, sign, date, and return your proxy card before the Annual Meeting, we will vote your shares as you direct. For Proposal 1, you may (1) vote for all of the nominees, (2) withhold your vote for all the nominees, or (3) vote for all of the nominees except those you designate. For Proposal 2, you may vote for or against the proposal, or abstain from voting. An abstention will not be counted as either a vote cast for or against Proposal 2.

If you properly execute and return your signed proxy card but do not specify how you want to vote your shares, we will vote your shares:

1. “FOR” the election of all seven nominees for director identified on pages 4 and 5 (Proposal 1);

2. “FOR” the proposal to ratify Grant Thornton LLP as independent auditor for the Company for the fiscal year ending December 31, 2018 (Proposal 2); and

3. in our discretion as to other business that properly comes before the Annual Meeting or at any adjournments or postponements thereof.

Changing Your Vote
If you are a registered stockholder (meaning a stockholder who holds share certificates issued in his or her name and therefore appears on our share register), you can revoke your proxy at any time before it is voted at the Annual Meeting by:

1. submitting a new proxy with a later date by signing and returning a proxy card to the Company;

2. attending the Annual Meeting and voting in person; or

3. sending written notice of revocation addressed to Michael D. Hershberger, our Chief Financi al Officer, Treasurer and Secretary, at the address of the Company.

If your shares are held in the name of a bank, broker, or other nominee, you should follow the voting instructions you receive from the record holder to revoke or change your vote.

Quorum	A quorum is required to conduct business at the Annual Meeting. A quorum will consist of a majority of the votes entitled to be cast by holders of shares of our common stock at the Annual Meeting.

Votes Required
Nominees for election as a director are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Any other matters will be approved by the affirmative vote of the majority of the outstanding shares present at the meeting and entitled to vote on the subject matter at a meeting at which a quorum is present unless a greater number of affirmative votes is required for approval of that matter under our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws or the Delaware General Corporation Law.

All votes will be tabulated by an inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and abstentions. As provided in our Amended and Restated Bylaws, abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum, but will not be counted as votes cast and, thus, will have no effect on Proposals 1 and 2.

Solicitation
We will bear the entire cost of soliciting proxies, including preparation, assembly, printing, and mailing of this proxy statement, the proxy card, and any additional information furnished to stockholders. We have engaged Alliance Advisors, LLC. (“Alliance”), to assist us with the solicitation and distribution of proxies. We expect to pay Alliance approximately $26,000 for its services. We will reimburse banks, brokerage houses, fiduciaries and custodians for their costs of forwarding solicitation materials to beneficial owners of our Class A common stock. In addition to solicitations by mail, our directors, officers or other regular employees of the Company, without additional compensation, may solicit proxies by telephone, facsimile, e-mail or in person.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Amended and Restated Bylaws provide that our Board shall be comprised of not less than three or more than nine directors. Directors need not be stockholders.
Our Board was comprised of seven members prior to the December 2017 appointment of John Fichthorn to the Board, and therefore our Board is currently comprised of eight members. Pursuant to the Agreement and Plan of Merger (the “HealthPocket Merger Agreement”) dated July 14, 2014 between the Company, HealthPocket, Inc., Bruce A. Telkamp, Dr. Sheldon Wang, and certain other parties, the Board was previously required to nominate and recommend either Bruce A. Telkamp or Dr. Wang to the Board, which nomination and recommendation was required to rotate annually, except that neither of such individuals was required to be nominated at such time as he ceased to be an employee of the Company or ceased to beneficially own at least 250,000 shares of Company common stock. As a result of the director-designation provision in the HealthPocket Merger Agreement, Dr. Wang was elected as a director at the 2017 annual meeting of stockholders and currently serves on the Board for a term to end at the Annual Meeting. However, because neither Mr. Telkamp nor Dr. Wang continue to beneficially own at least 250,000 shares of Company common stock, the director-nomination provisions of the HealthPocket Merger Agreement are no longer in effect, and accordingly the Board has not nominated either of Mr. Telkamp or Dr. Wang for election as a director at the Annual Meeting and has decided to reduce the number of seats on the Board back to seven.
Vacancies on the Board resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office or by the sole remaining director. Each director so elected shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of any substitute nominee proposed by the Board.
Set forth below is biographical information for each person nominated. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.
Nominees for Election for a One-Year Term Expiring at the 2019 Annual Meeting of Stockholders
Michael W. Kosloske (age 54). Michael W. Kosloske, our founder, currently serves as Chief of Product Innovation and as a member of the Board of Directors. Previously, Mr. Kosloske served as our President and Chief Executive Officer since we began operations in 2008 until 2015 and as our Chairman from 2012 to 2016. Prior to founding our Company, from 1987 to 2007, Mr. Kosloske was President of Health Plan Administrators, Inc. (HPA), a fully-insured niche and individual health insurance company that focused on online sales. In 2005, Mr. Kosloske sold HPA to Independence Holding Company, a New York Stock Exchange-listed holding company engaged in the life and health insurance business, and he remained president of HPA until 2007. Previously, from 1986 to 1987, Mr. Kosloske was marketing manager for Dun & Bradstreet Plan Services, Inc., a third-party administrator in Tampa, Florida. Mr. Kosloske holds a Bachelor of Science degree in risk management and insurance from Florida State University.
Paul E. Avery (age 58). Paul E. Avery has served as a director since February 2013. Since January 2013, Mr. Avery has been President and Chief Executive Officer of World of Beer Franchising, Inc. Previously, Mr. Avery served as Chief Operating Officer of OSI Restaurant Partners, Inc. from May 2005 until his retirement in July 2009, where he oversaw operation of Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill, Cheeseburger in Paradise, Lee Roy Selmon’s, Ala Carte Pavilion and Outback International. He was promoted to Chief Operating Officer of Outback Steakhouse, Inc. in January 2004 and served as President of Outback Steakhouse, Inc. starting in April 1997. Mr. Avery was elected to the company’s board of directors in 1998 and served until April 2004. He has an Associate Degree in Hotel and Restaurant Management from Middlesex County College and a Bachelor of Science degree from Kean University, both in New Jersey. Mr. Avery currently serves on the board of directors for Suntrust Bank – Tampa Bay and The Friedreich’s Ataxia Research Alliance. He is a Trustee for Paul Smith’s College NY. Mr. Avery provides our Board with insights from his management of large-scale operations as well as an understanding of financial statements.
Anthony J. Barkett (age 71). Anthony J. Barkett has served as a director since March 2013. Mr. Barkett currently serves as Vice-President at Amalie Oil Co., an oil company that develops high-quality petroleum products, a position he has held since 1977. At Amalie Oil, Mr. Barkett is responsible for overseeing and coordinating activities in accounting, marketing, sales, operations, information technology and administration. He is also responsible for developing and approving internal controls. From 2007 to 2012, Mr. Barkett was a board member of the Florida Hospital Foundation and he is currently a committee member at The Friedreich’s Ataxia Research Alliance. Mr. Barkett brings to our Board his knowledge of internal controls over financial reporting, an understanding of financial statements and experience with diverse aspects of business operations.

Paul G. Gabos (age 53). Paul G. Gabos has served as a director since August 2013 and was appointed as Chairman of the Board in November 2016. Mr. Gabos was the Chief Financial Officer from June 1997 until December 2012 of Lincare Holdings Inc., a home healthcare services company that was NASDAQ-listed until its acquisition in August 2012. Prior to his service as Chief Financial Officer, Mr. Gabos was employed by Lincare in positions of increasing responsibility for an additional five years. Since 2002, Mr. Gabos has been a member of the board of directors of MEDNAX, Inc. (NYSE: MD), a physician practice management company, where he serves as Audit Committee Chairman and a member of the Executive Committee of the board of directors. Prior to his employment with Lincare, he was with Dean Witter Reynolds Inc. and Coopers & Lybrand. Mr. Gabos holds a B.S. in Economics from The Wharton School of the University of Pennsylvania. Mr. Gabos provides the Board with years of financial reporting experience in the healthcare industry, knowledge of healthcare, and familiarity with the operation of company boards of directors and their committees.
Robert S. Murley (age 68). Robert S. Murley has served as a director since October 2014. Mr. Murley is currently the Vice Chairman-Senior Advisor of Credit Suisse, LLC, having served in a number of senior leadership roles for almost 40 years with the firm, after beginning his career in New York. He later relocated to the Chicago office, where he served as the office head from 1991 to 2005. In 1999, he co-founded the Global Industrial and Services Group, one of the firm’s largest industry practices. In 2005, Mr. Murley was appointed as Chairman of Investment Banking for the Americas, serving in that position until April 2012, when he was appointed Vice Chairman-Senior Advisor. Mr. Murley currently serves as a director of one other publicly-traded company: Stericycle Inc (NASDAQ: SRCL). His civic activities include serving as Chair of the Board of Overseers of the UCLA Anderson School of Management, Emeritus Trustee of Princeton University, Chairman of the Board of the Educational Testing Service and trustee of the Museum of Science and Industry of Chicago. Mr. Murley received his B.A. from Princeton University, his M.B.A. from the UCLA Anderson School of Management and his M.S. in International Economics from the London School of Economics. Mr. Murley’s existing public company board experience and his deep knowledge of the capital markets, the economy and his long history of advising many large corporations on advisory and capital raising assignments makes him a valuable member of the Board.
Gavin D. Southwell (age 40). Gavin D. Southwell has served as our Chief Executive Officer since November 2016 and served as our President since July 2016. Previously, from May 2009 to January 2016, Mr. Southwell was Chief Operations Officer at Cooper Gay Swett & Crawford (CGSC), one of the world’s largest independent global wholesale and reinsurance broking groups, with a network of over sixty offices across the Americas, Europe, and Asia, employing over 1,800 skilled professionals. In this capacity, Mr. Southwell was responsible for CGSC's operations and technology and for establishing the commercial strategy for each region, the set-up of new offices and integration of acquired businesses, and the design and implementation of a target operating model by business type. Prior to joining CGSC, Mr. Southwell served, from October 2007 to April 2009, as the Risk Manager of Beazley plc, one of the largest Lloyd’s insurers and the parent company of Beazley Insurance Company Inc., an A.M. Best A-rated carrier licensed in all 50 states. Beazley is a market leader globally in professional lines, accident and health, property, marine, reinsurance and contingency business. During his time at Beazley, Mr. Southwell was responsible for risk management, preparation for the new capital requirements under Solvency II, and leading the internal management committee responsible for delegated underwriting. Mr. Southwell’s detailed knowledge and extensive insurance background, including having worked in senior executive positions for a broker, MGU, insurer and reinsurer, and his proven track record of delivering enhanced performance with a customer focused approach makes him a valuable member of the Board.
John A. Fichtorn (age 44). Mr. Fichthorn has served as a director since December 2017. Mr. Fichthorn has served since April 2017 as Head of Alternative Investments for B. Riley Capital Management, LLC, which is an SEC-registered investment adviser and wholly owned subsidiary of B. Riley Financial, Inc. (NASDAQ: RILY). Prior to that, Mr. Fichthorn was a co-founder of Dialectic Capital Management, LLC, an investment management firm, and has been a portfolio manager of the firm since 2003. Mr. Fichthorn served as a director of California Micro Devices from September 2009 until the company's sale in February 2010. From 2000 to 2003, Mr. Fichthorn was employed by Maverick Capital, most recently as Managing Director of the technology group. From 1999 to 2000, Mr. Fichthorn was an analyst at Alliance Capital working across multiple hedge fund products and as a member of the technology team. From 1997 to 1999, Mr. Fichthorn was an analyst at Quilcap Corporation, a short-biased hedge fund where he covered all sectors, with a focus on technology. From 1995 to 1997, Mr. Fichthorn worked at Ganek & Orwicz Partners where his responsibilities included small cap research, international closed-end fund arbitrage and operations. After graduating from college, Mr. Fichthorn briefly worked at Aviation Week and Space Technology. Mr. Fichthorn brings to the Board significant experience in accounting and financial matters, the unique perspective of representing the interests of a major stockholder, and experience serving on other public company boards.

OUR BOARD RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE
Principles and Governance Guidelines
The Board has adopted and adheres to Corporate Governance Principles and a Code of Business Conduct and Ethics that the Board and senior management believe represent sound practices. We have a longstanding belief that ethical behavior and respect for the law are fundamental to our culture and our business practices. It is the foundation of the policies and practices of our Code of Business Conduct and Ethics to manage our Company with integrity and in our stockholders’ best interests. We are committed to conducting our business in strict compliance with both the letter and the spirit of the law and with the highest standards of professional and ethical conduct. Each director, officer and employee is responsible for conducting our business in adherence to these high standards. Our Corporate Governance Principles and Code of Business Conduct and Ethics can be found on the Investor Relations section of our website at www.hiiquote.com. We regularly post or otherwise make available information on the Investor Relations section of our website that may be important to investors. Information on or linked from our website does not constitute a part of this proxy statement.
Director Independence
A majority of our Board is comprised of independent directors, as determined under NASDAQ rules. Our current independent directors are Messrs. Avery, Barkett, Gabos, Murley, and Fichthorn. It is expected that a majority of our Board will continue to be comprised of independent directors, as determined under NASDAQ rules, following the Annual Meeting.
Board Leadership Structure
We believe that the Board’s leadership structure at any time should reflect both the Company’s needs, as well as the unique talents and availability of the Board’s members. The Board is currently led by Mr. Gabos, as Chairman of the Board. Our Bylaws permit the roles of Chairman of the Board and Chief Executive Officer to be filled by the same or different individuals. The Board believes that our stockholders are best served at this time by having Mr. Gabos, who is an independent director, serve as Chairman of the Board.
Risk Oversight
The Board takes an active role, as a whole and at the committee level, in overseeing the management of the Company’s risks. The Board regularly reviews information regarding the Company’s operations, legal, financial condition, and liquidity, as well as the risks associated with each. The Company’s Audit Committee supervises the management of financial risks and potential conflicts of interests. The Company’s Compensation Committee is responsible for overseeing the management of risks associated with the Company’s executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and the duties and responsibilities of its members. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through attendance at committee meetings or committee reports about such risks. Additionally, the Board recently formed a Risk and Compliance Committee in December 2017 that evaluates the principal operational, business, and compliance risks posed to the Company and the Company’s responses to those risks. The Risk and Compliance Committee performs detailed reviews of the Company’s operational, business, and compliance risks and monitors the Company’s compliance with applicable laws, regulations and frameworks, and reports its actions to the Board.
Board Meetings and Committees
The Board has an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee, an Acquisition Committee, and a Risk and Compliance Committee. All of the directors attended 75% or more of the combined total meetings of the Board and the committees on which they served during 2017. We encourage our directors to attend annual meetings of our stockholders and all but one attended our 2017 annual meeting of stockholders.

The table below indicates the current membership of each committee and how many times the Board and each committee met in 2017:

	Board	Audit	Nominating and Corporate Governance	Compensation	Acquisition	Risk and Compliance
Paul E. Avery	Member		Member	Member		Member
Anthony J. Barkett	Member	Member	Member	Chair	Member	Member
John A. Fichthorn	Member					Member
Paul G. Gabos	Chair	Chair	Chair	Member	Member	Member
Michael W. Kosloske	Member				Chair
Robert S. Murley	Member	Member				Chair
Gavin D. Southwell	Member					Member
Dr. Sheldon Wang	Member
Number of Meetings	5	4	1	1	0	0
Audit Committee
Our Audit Committee, which consists of Messrs. Gabos (Chair), Murley, and Barkett, assists the Board in overseeing our accounting and financial reporting processes and the audit of our financial statements. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of our independent registered certified public accounting firm. The Board has determined that Mr. Gabos qualifies as an “audit committee financial expert,” as such term is defined in the rules of the Securities and Exchange Commission (the “SEC”) and that Messrs. Gabos, Murley, and Barkett are independent as defined by NASDAQ and SEC rules and have an understanding of financial statements as required by NASDAQ rules. The Audit Committee has a written Audit Committee Charter which can be found on the Investor Relations section of our website at www.hiiquote.com.

Compensation Committee
Our Compensation Committee consists of Messrs. Barkett (Chair), Avery, and Gabos. Our Compensation Committee is responsible for setting our overall compensation policy, and reviews and determines the compensation paid to our executive officers and directors. The Compensation Committee annually reviews and approves our goals and objectives relevant to the compensation of our Chief Executive Officer and evaluates the performance of these officers in light of those goals and objectives. The Compensation Committee also periodically reviews and has the authority to determine and approve all other senior executive officer compensation. Our Compensation Committee also reviews and recommends to our Board incentive compensation and equity-based plans that are subject to Board approval. Messrs. Barkett, Avery, and Gabos qualify as independent as defined by NASDAQ and SEC rules. The Compensation Committee has a written Compensation Committee Charter which can be found on the Investor Relations section of our website at www.hiiquote.com.
The Compensation Committee may form and delegate authority and responsibilities to any subcommittee or any member of the Compensation Committee for any purpose that the Compensation Committee deems appropriate. The Compensation Committee has the authority to retain outside professionals, consultants, or advisors as it determines appropriate to assist in the performance of its functions, including sole authority to retain and terminate any compensation consultant used to assist the Compensation Committee in the evaluation of compensation for our executive officers and directors, and to approve the outside consultant’s or advisor’s fees and other retention terms. The Company’s Chief Executive Officer and Chief Financial Officer recommend to the Compensation Committee salary, annual bonus, and other compensation elements, but neither is present during voting or deliberations relating to his compensation.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Messrs. Gabos (Chair), Avery, and Barkett. The Nominating and Corporate Governance Committee’s responsibilities include: evaluating the governance of our Board and its committees and recommending director committee appointments; evaluating and recommending candidates for election to our Board including any stockholder nominees; reviewing and overseeing our Code of Business Conduct and Ethics; and performing any other activities the committee deems appropriate, that are set forth in the Corporate Governance Principles or that are requested by the Board. Messrs. Gabos, Avery, and Barkett qualify as independent as defined by NASDAQ and SEC rules. The Nominating and Corporate Governance Committee has a written Nominating and Corporate Governance Committee Charter which can be found on the Investor Relations section of our website at www.hiiquote.com.

Acquisition Committee
Our Acquisition Committee consists of Messrs. Kosloske (Chair), Barkett, and Gabos. The Acquisition Committee consults with the officers of the Company to evaluate and approve certain acquisitions and equity investments, and any policy relating to the consummation by the Company of acquisitions and equity investments in entities that are not affiliated with the Company that may from time to time be adopted by the Board. The Acquisition Committee did not meet in 2017.
Risk and Compliance Committee
Our Risk and Compliance Committee, newly formed in December 2017, consists of Messrs. Murley (Chair), Avery, Barkett, Fichthorn, Gabos, and Southwell. Our Risk and Compliance Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to (i) management’s identification and evaluation of the Company’s key risk and regulatory exposures, including the Company’s risk management framework and policies, procedures and practices to manage risks, and (ii) the Company’s compliance programs. The Risk and Compliance Committee has a written Risk and Compliance Committee Charter which can be found on the Investor Relations section of our website at www.hiiquote.com.
DIRECTOR NOMINATION PROCEDURES
The Nominating and Corporate Governance Committee assists our Board in identifying director nominees consistent with criteria established by our Board. Although the Nominating and Corporate Governance Committee does not currently have a specific policy with regard to consideration of director candidates recommended by stockholders, the Committee believes that it would provide such recommendations the same consideration as other candidates.

Generally, nominees for director are identified and suggested to the Nominating and Corporate Governance Committee by the members of the Board or management using their business networks and evaluation criteria they deem important, which may or may not include diversity. While the Company does not have a specific policy regarding diversity and has not established minimum experience or diversity qualifications for director candidates, when considering the nomination of directors, the Nominating and Corporate Governance Committee does consider the diversity of its directors and nominees in terms of knowledge, experience, background, skills, expertise and other demographic factors. The Company does not impose formal term limits on its directors.
STOCKHOLDER COMMUNICATIONS
The Company has a process for stockholders to communicate with the directors. For more information, please see the Investor Relations section of our website at www.hiiquote.com.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 20, 2018 (based on shares of Class A common stock and Class B common stock outstanding) by:

•	each person known by us to be a beneficial owner of more than 5.0% of any class of our outstanding common stock,

•	each of our directors and director nominees,

•	each of our named executive officers, and

•	all directors and executive officers as a group.
The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. As of March 20, 2018, we had 12,351,874 shares of Class A common stock outstanding and 3,841,667 shares of Class B common stock outstanding.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Shares of Class A Common Stock Beneficially Owned		Shares of Class B Common Stock Beneficially Owned		Combined Voting Power(1)
Name of Beneficial Owner	Number of Shares	Percent of Class	Number of Shares	Percent of Class
Named Executive Officers and Directors:
Michael W. Kosloske(2)(3)	3,901,592	31.6%	3,841,667	100%	24.1%
Gavin D. Southwell(2)(4)	478,143	3.9%	—	*	3.0%
John A. Fichthorn(2)	347,800	2.8%	—	*	2.1%
Michael D. Hershberger(2)(4)	145,268	1.2%	—	*	*
Anthony J. Barkett(2)(4)	79,347	*	—	*	*
Paul G. Gabos(2)(4)	64,261	*	—	*	*
Robert S. Murley(2)(4)	59,734	*	—	*	*
Paul E. Avery(2)(4)	54,281	*	—	*	*
Dr. Sheldon Wang(2)	51,335	*	—	*	*
Bruce A. Telkamp(2)	33,688	*	—	*	*
All executive officers and directors as a group (10 persons)(5)	5,215,449	42.2%	3,841,667	100%	32.2%
Other 5 % Stockholders:
Lyon Street Capital, LLC et al.(6)	1,420,149	11.5%	—	*	8.8%
Cannell Capital, LLC(7)	1,035,187	8.4%	—	*	6.4%
Renaissance Technologies Holding Corporation(8)	1,001,100	8.1%	—	*	6.2%
BlackRock, Inc.(9)	812,094	6.6%	—	*	5.0%
CAS Investment Partners, LLC(10)	750,183	6.1%	—	*	4.6%
Arrowstreet Capital(11)	668,208	5.4%	—	*	4.1%

*	Less than 1.0%.

(1)	Except as otherwise required by law, holders of Class A common stock and Class B common vote together as a single class with each share of either class entitled to one vote.

(2)
The business address for Messrs. Kosloske, Southwell, Hershberger, Avery, Barkett, Gabos, Murley, Telkamp, Fichthorn, and Dr. Wang is c/o Health Insurance Innovations, Inc., 15438 N. Florida Ave., Suite 201, Tampa, Florida 33613.

(3)
The shares of Mr. Kosloske include 100 shares of Class A common stock granted under our Long Term Incentive Plan, as amended. Mr. Kosloske’s shares also consist of 3,802,451 shares of Class B common stock held of record by Health Plan Intermediaries, LLC (“HPI”) and 39,216 shares of Class B common stock held by Health Plan Intermediaries Sub, LLC (“HPIS”). Mr. Kosloske is the primary manager of HPI, and has sole voting and dispositive power over the shares held by HPI. HPI is the sole managing member of HPIS and has sole voting and dispositive power over the shares held by HPIS. Mr. Kosloske, by virtue of his control of HPI and HPI’s control of HPIS, is deemed to beneficially own all the shares of Class B common stock held of record by each of HPI and HPIS. The shares of Class B common stock, together with the Series B Membership Interests of Health Plan Intermediaries Holdings, LLC, our operating subsidiary, are exchangeable, at Mr. Kosloske’s election, for equal number of shares of Class A common stock. This exchange right is currently effective and has no expiration date. The shares of Mr. Kosloske also include 7,203 shares owned by Mr. Kosloske’s wife, Lori Kosloske and 26,079 shares owned by Michael W. Kosloske 2012 Descendants Trust Agreement dated December 7, 2012, Lori Kosloske as Directing Trustee.

(4)
The shares for certain of our executive officers and directors include awards of restricted shares of Class A common stock that have not vested as of March 20, 2018, as follows: Mr. Southwell- 388,333 shares, Mr. Hershberger- 86,451 shares, Mr. Telkamp- 33,688 shares, Dr. Wang- 33,688 shares, Messrs. Murley, Avery, Barkett, and Gabos- each 6,884 shares. The shares for certain of our executive officers and directors include shares subject to outstanding stock appreciation rights that are exercisable as of March 20, 2018 or within 60 days thereof, as follows: Mr. Kosloske- 26,543, Mr. Southwell- 53,333, Mr. Hershberger- 17,743, Dr. Wang- 6,146, Mr. Murley- 20,000, Mr. Avery- 30,000, Mr. Barkett- 30,000, and Mr. Gabos- 20,000.

(5)	The shares for all current executive officers and directors as a group include 569,696 unvested restricted shares.

(6)
Based solely on information obtained from a Schedule 13G filed by Lyon Street Capital, LLC and other affiliated-persons and entities with the SEC on November 29, 2017 and without independent investigation of the disclosures contained therein. The business address of Lyon Street Capital, LLC listed in the Schedule 13G is 275 Sacramento Street, 8th Floor, San Francisco, CA 94111.

(7)
Based solely on information obtained from a Schedule 13G/A filed by Cannell Capital, LLC with the SEC on February 14, 2018 and without independent investigation of the disclosures contained therein. The business address of Cannell Capital, LLC. listed in the Schedule 13G/A is 245 Meriwether Circle, Alta, WY 83414.

(8)
Based solely on information obtained from a Schedule 13G filed by Renaissance Technologies LLC with the SEC on February 14, 2018 and without independent investigation of the disclosures contained therein. The business address of Renaissance Technologies LLC listed in the Schedule 13G is 800 Third Avenue, New York, NY 10022.

(9)
Based solely on information obtained from a Schedule 13G filed by BlackRock, Inc. with the SEC on February 1, 2018 and without independent investigation of the disclosures contained therein. The business address of BlackRock, Inc. listed in the Schedule 13G is 55 East 52nd Street, New York, NY 10055.

(10)
Based solely on information obtained from a Schedule 13G filed by CAS Investment Partners, LLC with the SEC on February 14, 2018 and without independent investigation of the disclosures contained therein. The business address of CAS Investment Partners, LLC listed in the Schedule 13G is 8 Wright Street, 1st Floor, Westport, CT 06880.

(11)
Based solely on information obtained from a Schedule 13G filed by Arrowstreet Capital Holding, LLC with the SEC on February 9, 2018 and without independent investigation of the disclosures contained therein. The business address of Arrowstreet Capital Holding, LLC listed in the Schedule 13G is 200 Clarendon Street, 30th Floor, Boston, MA 02116.

EXECUTIVE COMPENSATION
We are led by a team of executives that is chosen by the Board. Currently, we have five executive officers. Set forth below is biographical information for our executive officers other than Mr. Southwell and Mr. Kosloske, whose biographical information are included with the biographical information of our directors.
Michael D. Hershberger (age 55). Michael D. Hershberger was appointed as our Chief Financial Officer on September 16, 2015. Prior to that he served as interim Chief Financial Officer since March 30, 2015 and our Senior Vice President of Finance and Business Development since November 2013. He served as our Chief Financial Officer from February 2012 through November 2013, and served as our interim Chief Financial Officer from July 31, 2014 until September 2, 2014. Mr. Hershberger served as senior manager at Baker Tilly, a full service accounting and advisory firm, from 2005 to 2011, where he was responsible for managing housing research from 2005 until joining us in 2011. Mr. Hershberger holds a bachelor of science degree in accounting from Augustana College and earned his masters of science degree in urban land economics/finance from the University of Wisconsin Graduate School of Business. He formerly was a Certified Public Accountant in the State of Illinois.
Dr. Sheldon Wang (age 58). Dr. Sheldon Wang has served as our Chief Technology Officer since July 2014. Prior to joining HIIQ and co-founding HealthPocket, Inc., Dr. Wang was a senior executive at eHealth, Inc. (NASDAQ: EHTH) for 12 years, where he oversaw all technology functions. Prior to his time at eHealth, Dr. Wang held executive technology positions with Eclipsys Corporation and Ameritech Health Connections. Dr. Wang received a Bachelor of Science in physics from the Fuzhou University of China, a Master of Science in physics from Idaho State University and a Ph.D. in medical informatics from the University of Utah. Dr. Wang’s experience and background in working with leading-edge technology companies in the health and health IT sectors make him a valuable resource for the Board.
Bruce A. Telkamp (age 50). Bruce A. Telkamp has served as the Chief Executive Officer of the Company’s Consumer Division and as Chief Executive Officer of HealthPocket, Inc. a subsidiary of the Company, since May 2015. Prior to that, Mr. Telkamp served as the Company’s Chief Operating Officer and Chief Executive Officer of HealthPocket from July 2014. Prior to joining HIIQ, Mr. Telkamp co-founded HealthPocket, Inc. and was HealthPocket’s Chief Executive Officer. Prior to co-founding HealthPocket, Mr. Telkamp was a senior executive officer at eHealth, Inc. for 12 years, where Mr. Telkamp oversaw all business, marketing and legal/regulatory functions for eHealth. Before that Mr. Telkamp was a senior executive with MetaCreations, Inc. and an attorney with Wilson Sonsini Goodrich & Rosati. Mr. Telkamp has a J.D. from the University of California, Hastings and a B.A in from the University of California, Los Angeles.

Summary Compensation Table
The following table sets forth the total compensation of our Chief Executive Officer and our three other most highly compensated executive officers (the “Named Executive Officers”) for 2017 and 2016:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	All Other Compensation ($)	Total ($)
Gavin D. Southwell(5) President and Chief Executive Officer	2017	605,000	1,950,000	7,682,500	—	74,717	10,312,217
	2016	194,423	584,994	2,165,950	684,722	101,806	3,731,895
Michael D. Hershberger(6) Chief Financial Officer	2017	332,000	595,000	1,448,700	—	57,400	2,433,100
	2016	311,192	186,000	51,662	104,366	40,145	693,366
Bruce Telkamp Chief Executive Officer Consumer Division and Healthpocket	2017	350,000	420,000	931,503	—	—	1,701,503
	2016	350,000	210,000	—	349,230	—	909,230
Dr. Sheldon Wang President, Healthpocket Chief Technology Officer, HIIQ	2017	350,000	420,000	931,503	—	—	1,701,503
	2016	350,000	210,000	—	349,230	—	909,230

(1)	Reflects actual earnings for 2017 and 2016, which may differ from approved 2017 and 2016 base salaries due to the effective dates of salary increases.

(2)
The assumptions used in determining the compensation expense under Financial Accounting Standards Board ASC 718 (“ASC 718”) can be found in Note 8 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(3)
Stock Award amounts equal the aggregate grant date fair value pursuant to ASC 718 for the restricted stock grants in 2017 and 2016. These amounts do not reflect the actual economic value realized by the named executive officers.

(4)
Option Award amounts include the aggregate grant date fair value pursuant to ASC 718 for stock appreciation rights granted in 2016. These amounts do not reflect the actual economic value realized by the named executive officers.

(5)
Mr. Southwell joined the Company on July 20, 2016 as President. On November 15, 2016 he was named Chief Executive Officer. All Other Compensation in 2016 includes $11,800 for two months of housing allowance and $90,000 of income earned for work as a contractor before joining the Company as President. All Other Compensation in 2017 includes $66,900 of housing allowance and car allowance and $7,800 in club related dues.

(6)
Included within All Other Compensation for Mr. Hershberger for 2017 is $40,000 for a housing and car allowance, $15,000 for commuting and $2,400 in club related dues. In 2016, $21,500 was received for commuting, $11,000 for housing and car allowance, $2,000 in club related dues.

Narrative Disclosure
Our Named Executive Officers have employment agreements that govern their base pay and non-equity incentive plan compensation. Additional information regarding the employment arrangements and compensation agreements of each Named Executive Officer follows.
Gavin D. Southwell. On July 20, 2016, we entered into an employment agreement with Mr. Southwell with a term beginning on that date and ending on July 20, 2017 effective upon the attainment of an O-1 Visa which was granted September 6, 2016. Under this agreement, Mr. Southwell was named President of the Company. On November 15, 2016, in connection with Mr. Southwell’s promotion to Chief Executive Officer, we entered into an amendment to Mr. Southwell’s employee agreement. On June 14, 2017 we entered into an amendment to Mr. Southwell’s amended and restated employee agreement. Under this agreement, Mr. Southwell is entitled to an annual salary of $650,000. Mr. Southwell shall be eligible for an annual bonus and long-term incentive awards as determined at the sole discretion of the Board. Mr. Southwell's target bonus under the Company’s management bonus plan is to equal 100% of his salary then in effect. Mr. Southwell shall be eligible to participate in any equity incentive plan, restricted share plan, share award plan, stock appreciation rights plan, stock option plan, or similar plan adopted by the Company on the same terms and conditions applicable to other senior Company executives, with the amount of such awards to be determined by the Board in its sole discretion.
Unless prior written notice of termination is given by either party prior to the agreement expiration date, the term of the agreement will be automatically extended for additional successive one-year periods. In the event that we determine not to extend Mr. Southwell’s agreement, terminate Mr. Southwell’s employment without cause (as defined in his agreement), or Mr. Southwell terminates his employment for good reason (as defined in the agreement), Mr. Southwell will be entitled to an amount equal to the sum of his annual base salary payable in 12 equal monthly installments beginning on the termination date provided that Mr. Southwell executes a general release in our favor. “Good reason” includes certain changes in responsibilities or duties, reductions in salary, or a material reduction in benefits or a material breach by the Company of the agreement that remains uncured following notice of the breach. Mr. Southwell is subject to non-competition, non-disparagement, and non-solicitation covenants that expire two years following termination of his employment and to customary confidentiality obligations.

Michael D. Hershberger. On September 16, 2015, we entered into a second amended and restated employment agreement with Mr. Hershberger with a term beginning on the date of his appointment as our Chief Executive Officer. On June 14, 2017 we entered into an amendment to Mr. Hershberger's second amended and restated employee agreement. Under this agreement, Mr. Hershberger is entitled to an annual salary of $350,000. Mr. Hershberger shall be eligible for an annual bonus and long-term incentive awards as determined at the sole discretion of the Board. Mr. Hershberger’s target bonus under the Company’s management bonus plan is to equal 60% of his salary then in effect. Mr. Hershberger shall be eligible to participate in any equity incentive plan, restricted share plan, share award plan, stock appreciation rights plan, stock option plan, or similar plan adopted by the Company on the same terms and conditions applicable to other senior Company executives, with the amount of such awards to be determined by the Board in its sole discretion.
Unless prior written notice of termination is given by either party prior to the agreement expiration date, the term of the agreement will be automatically extended for additional successive one-year periods. In the event that we determine not to extend Mr. Hershberger's agreement, terminate Mr. Hershberger's employment without cause (as defined in his agreement), or Mr. Hershberger terminates his employment for good reason (as defined in the agreement), Mr. Hershberger will be entitled to an amount equal to the sum of his annual base salary payable in 12 equal monthly installments beginning on the termination date provided that Mr. Hershberger executes a general release in our favor. “Good reason” includes certain changes in responsibilities or duties, reductions in salary or a material reduction in benefits or a material breach by the Company of the agreement that remains uncured following notice of the breach. Mr. Hershberger is subject to non-competition, non-disparagement, and non-solicitation covenants that expire two years following termination of his employment and to customary confidentiality obligations.

Bruce A. Telkamp. Effective July 14, 2014, we entered into an employment agreement with Mr. Telkamp with a term beginning on that date in connection with the merger transaction to which the Company acquired HealthPocket, Inc. Under the agreement, Mr. Telkamp serves as the Chief Executive Officer of HealthPocket. On June 14, 2017, we entered into an amendment to Mr. Telkamp's employee agreement. Under this agreement, Mr. Telkamp is entitled to an annual salary of $350,000. Mr. Telkamp shall be eligible for an annual bonus and long-term incentive awards as determined at the sole discretion of the Board. Mr. Telkamp's target bonus under the Company’s management bonus plan is to equal 60% of his salary then in effect. Mr. Telkamp shall be eligible to participate in any equity incentive plan, restricted share plan, share award plan, stock appreciation rights plan, stock option plan, or similar plan adopted by the Company on the same terms and conditions applicable to other senior Company executives, with the amount of such awards to be determined by the Board in its sole discretion.
Unless prior written notice of termination is given by either party prior to its expiration date, the term of the agreement will be automatically extended for additional successive one-year periods. In the event that the we determine not to extend Mr. Telkamp’s agreement, terminate Mr. Telkamp’s employment without cause (as defined in his agreement), or Mr. Telkamp terminates his employment for good reason (as defined in the agreement), Mr. Telkamp will be entitled to an amount equal to the sum of his annual base salary payable in 12 equal monthly installments beginning on the termination date, provided that Mr. Telkamp executes a general release in our favor. “Good reason” includes certain changes in responsibilities or duties, reductions in salary or a material reduction in benefits or a material breach by the Company of the agreement that remains uncured following notice of the breach. Mr. Telkamp is subject to non-competition, non-disparagement, and non-solicitation covenants that expire two years following termination of his employment and to customary confidentiality obligations.
Dr. Sheldon Wang. Effective July 14, 2014, we entered into an employment agreement with Dr. Wang with a term beginning on that date in connection with the merger transaction to which the Company acquired HealthPocket, Inc. Under the agreement, Dr. Wang serves as the Company’s Chief Technology Officer. On June 14, 2017, we entered into an amendment to Dr. Wang's employee agreement. Under this agreement, Dr. Wang is entitled to an annual salary of $350,000. Dr. Wang shall be eligible for an annual bonus and long-term incentive awards as determined at the sole discretion of the Board. Dr. Wang's target bonus under the Company’s management bonus plan is to equal 60% of his salary then in effect. Dr. Wang shall be eligible to participate in any equity incentive plan, restricted share plan, share award plan, stock appreciation rights plan, stock option plan, or similar plan adopted by the Company on the same terms and conditions applicable to other senior Company executives, with the amount of such awards to be determined by the Board in its sole discretion.
Unless prior written notice of termination is given by either party prior to its expiration date, the term of the agreement will be automatically extended for additional successive one-year periods. In the event that the we determine not to extend Dr. Wang’s agreement, terminate Dr. Wang’s employment without cause (as defined in his agreement), or Dr. Wang terminates his employment for good reason (as defined in the agreement), Dr. Wang will be entitled to an amount equal to the sum of his annual base salary payable in 12 equal monthly installments beginning on the termination date, provided that Dr. Wang executes a general release in our favor. “Good reason” includes certain changes in responsibilities or duties, reductions in salary, or a material reduction in benefits or a material breach by the Company of the agreement that remains uncured following notice of the breach. Dr. Wang is subject to non-competition, non-disparagement, and non-solicitation covenants that expire two years following termination of his employment and to customary confidentiality obligations.

Health Insurance Innovations, Inc. Long Term Incentive Plan
Our Board believes that our Long Term Incentive Plan, as amended, is a vital component of our compensation programs, since it allows us the ability to compensate our employees, consultants, and non-employee directors whose contributions are important to our success by offering them the opportunity to participate in our future performance, while at the same time providing an incentive to build long-term stockholder value. We operate in a competitive market and new hire grants are essential in helping us attract talented individuals. Likewise, annual grants are essential in helping us retain and motivate our most valuable employees. Both new hire grants and annual grants help keep employees’ interests aligned with the interests of our stockholders. Under the Long Term Incentive Plan, as amended, as of April 16, 2018, an aggregate of 1,064,835 shares of our common stock remained available for future grants in the form of stock options, stock appreciations rights (SARs), restricted stock, restricted stock units (RSUs), performance awards, and other stock-based awards.
Restricted Stock and Performance Awards Granted in 2017. In June 2017, our Board approved awards of restricted stock and performance shares to our executive officers under the Long Term Incentive Plan, as amended, as follows:
The awards of restricted stock were time-vesting equity awards that vest in four equal annual installments following the grant date, subject to the recipient’s continued employment with us on the applicable vesting date (provided that Mr. Southwell’s unvested restricted shares will vest upon a termination without cause, resignation for “good reason”, death, or disability). The restricted stock awards were granted in the following amounts to the following executive officers: Gavin D. Southwell: 100,000 shares; Michael D. Hershberger: 22,000 shares; Bruce A. Telkamp: 17,500 shares; and Dr. Sheldon Wang: 17,500 shares. These restricted stock awards are intended to replace any other grants that would otherwise be made to the applicable executive officer in 2017 and 2018 under their respective employment agreements with us.
The performance shares were performance-vesting equity incentive awards that will be earned based on the Company’s, or the executive’s respective business unit’s, performance against metrics relating to annual Adjusted EBITDA, and annual revenue in each of fiscal years 2017 and 2018. Performance shares may be earned at a level ranging from 0%-200% of the target number of performance shares granted, depending on the level of performance. If performance shares are earned, we will issue the participant an equal number of shares of restricted stock that will vest in two equal annual installments following the restricted stock grant date, subject to the recipient’s continued employment with us on the applicable vesting date (provided that Mr. Southwell’s unvested restricted shares will vest upon a termination without cause, resignation for “good reason”, death, or disability). The following target number of performance shares were awarded to the following executive officers (with one-half of the performance shares earned based on 2017 performance and one-half for 2018 performance): Gavin D. Southwell: 125,000 target shares; Michael D. Hershberger: 22,000 target shares; Bruce A. Telkamp: 17,500 target shares; and Dr. Sheldon Wang: 17,500 target shares. The final determination of whether the performance shares have been earned will be subject to such adjustments as the Board or Compensation Committee may determine in its discretion. Messrs. Southwell and Hershberger each earned 100% of the 2017 performance restricted shares (125,000 and 22,000, respectively). Mr. Telkamp and Dr. Wang earned 93% of their respective 2017 awards, or 16,188 performance restricted shares each.

Short-Term Incentive Cash Bonus Plan
In June 2017, our Board approved a short-term incentive cash bonus plan (the “Cash Bonus Plan”), including applicable target award amounts, for our executive officers for fiscal years 2017 and 2018. The Cash Bonus Plan governs the fiscal year 2017 and 2018 annual cash incentive award opportunities for our executive officers. Target and maximum award levels under the Cash Bonus Plan are based on a percentage of base salary, and cash incentive awards are earned based on performance against metrics, which are be based on the Company’s (or the executive’s respective business unit’s) annual Adjusted EBITDA in each of fiscal years 2017 and 2018. Final payouts are subject to such adjustments as the Board or Compensation Committee may determine in its discretion.

For 2017 and 2018, target and maximum award levels for our executive officers were set at the following levels as a percentage of base salary:

Name	Target Award Level as a Percentage of Base Salary	Maximum Award Level as a Percentage of Base Salary
Gavin D. Southwell	100%	200%
Michael W. Kosloske	75%	150%
Michael D. Hershberger	60%	120%
Bruce A. Telkamp	60%	120%
Dr. Sheldon Wang	60%	120%
For fiscal 2017, each of our executive officers achieved the maximum performance level and earned a maximum bonus award under the Cash Bonus Plan for 2017. On February 26, 2018, the Compensation Committee of our Board of Directors approved an additional cash bonus of $650,000 for Gavin D. Southwell (our President and CEO) and $175,000 for Michael D. Hershberger (our CFO) for the 2017 fiscal year in addition to the amounts otherwise payable under the short-term cash bonus program for 2017.

Outstanding Equity Awards at Fiscal Year-End 2017
The following table provides information on the holdings of stock options and stock awards by our Named Executive Officers at December 31, 2017. This table includes unexercised and unvested SARs awards and unvested stock awards.

		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares that have not Vested (#)	Market Value of Shares of Stock that have not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested(3)
Gavin D. Southwell	9/6/2016(5)	8,333	25,000	5.96	9/6/2023	—	—	—	—
	4/26/2016(6)	10,000	10,000	6.10	4/26/2023	—	—	—	—
	11/15/2016(7)	25,000	75,000	10.30	11/15/2023	—	—	—	—
	6/14/2017	—	—	—	—	—	—	250,000	6,237,500
	6/14/2017(8)	—	—	—	—	100,000	2,495,000	—	—
	9/6/2016(9)	—	—	—	—	13,333	332,658	—	—
	11/15/2016(10)	—	—	—	—	150,000	3,742,500	—	—

Michael D. Hershberger	7/1/2015(5)	—	15,000	4.95	7/1/2022	—	—	—	—
	9/16/2015(5)	7,500	15,000	4.99	9/16/2022	—	—	—	—
	9/16/2016(5)	10,243	30,729	5.20	9/16/2023	—	—	—	—
	5/21/2014(11)	—	10,000	10.45	5/21/2021	—	—	—	—
	6/14/2017(8)	—	—	—	—	22,000	548,900	—	—
	6/14/2017	—	—	—	—	—	—	44,000	1,097,800
	7/1/2015(9)	—	—	—	—	20,000	499,000	—	—
	9/16/2015(9)	—	—	—	—	15,000	374,250	—	—
	9/16/2016(9)	—	—	—	—	7,451	185,902	—	—

Bruce A. Telkamp	7/1/2015(5)	—	20,000	4.95	7/1/2022	—	—	—	—
	7/14/2014(11)	—	4,000	12.13	7/14/2021	—	—	—	—
	6/14/2017	—	—	—	—	—	—	33,688	840,516
	6/14/2017(8)	—	—	—	—	17,500	436,625	—	—

Dr. Sheldon Wang	7/1/2015(5)	—	20,000	4.95	7/1/2022	—	—	—	—
	5/25/2014(12)	5,039	—	6.77	5/25/2021	—	—	—	—
	7/14/2014(11)	1,107	4,000	12.13	7/14/2021	—	—	—	—
	6/14/2017	—	—	—	—	—	—	33,688	840,516
	6/14/2017(8)	—	—	—	—	17,500	436,625	—	—

(1)	All of the outstanding equity awards described in the footnotes below were granted under our Long Term Incentive Plan, as amended.

(2)	This column represents the closing price of HIIQ's Class A common stock as reported on the NASDAQ Global Market on the date of grant.

(3)
Market value was determined by multiplying the number of shares set forth in the preceding column by $24.95, the closing price of HIIQ’s Class A common stock as reported on the NASDAQ Global Market on December 29, 2017, the last trading day of the year. This valuation does not reflect any diminution in value due to the restrictions applicable to such awards.

(4)
This column represents the executive's June 14, 2017 performance share grant. Performance shares are performance-vesting equity incentive awards under the Company’s Long Term Incentive Plan, as amended, that are earned based on the Company’s, or the executive’s respective business unit’s, performance against metrics relating to annual Adjusted EBITDA and annual revenue in each of fiscal years 2017 and 2018.  Performance shares may be earned at a level ranging from 0%-200% of the target number of performance shares granted, depending on the level of performance. If performance shares are earned, the Company will issue the participant an equal number of shares of restricted stock that will vest in two equal annual installments following the restricted stock grant date, subject to the recipient’s continued employment with the Company on the applicable vesting date (provided that Mr. Southwell’s unvested restricted shares will vest upon a termination without cause, resignation for “good reason,” death, or disability). The following target number of performance shares were awarded to the following named executive officers (with one-half of the performance shares earned based on 2017 performance and one-half for 2018 performance): Gavin D. Southwell: 125,000 target shares; Michael D. Hershberger: 22,000 target shares; Bruce A. Telkamp: 17,500 target shares; and Dr. Sheldon Wang: 17,500 target shares. The final determination of whether the performance shares have been earned will be determined by the Company’s Board of Directors or Compensation Committee and will be subject to such adjustments as the Board or Compensation Committee may determine in its discretion. Based on Company (business unit) performance, and approved by the Compensation Committee, Messrs. Southwell and Hershberger each earned 100% of the 2017 performance restricted shares (125,000 and 22,000, respectively). Mr. Telkamp and Dr. Wang earned 93% of their respective 2017 awards, or 16,188 performance restricted shares each.

(5)	Reported amounts represent SARs that vest in annual increments of 25%, 25%, and 50% on the grant anniversary dates subject to continued service to us through each vesting date.

(6)	Reported amounts represent SARs that vest in annual increments of 50% on the grant anniversary dates subject to continued service to us through each vesting date.

(7)	Reported amounts represent SARs that vest in annual increments of 25% on the grant anniversary dates subject to continued service to us through each vesting date.

(8)	Reported amounts represent Restricted Stock Awards that vest in annual increments of 25% on the grant anniversary dates subject to continued service to us through each vesting date.

(9)	Reported amounts represent Restricted Stock Awards that vest in annual increments of 25%, 25%, and 50% on the grant anniversary dates subject to continued service to us through each vesting date.

(10)	Reported amounts represent Restricted Stock Awards that vest in annual increments of 25% on the grant anniversary date subject to continued service to us through each vesting date.

(11)	Reported amounts represent SARs that vest in annual increments of 20%, 20%, 20%, and 40% on the grant anniversary dates subject to continued service to us through each vesting date.

(12)
Reported amounts represent Market based SARs that were granted on May 25, 2016 and vested in two tranches upon the achievement of specified stock prices. Both tranches were vested and fully exercisable by May 9, 2017.

Director Compensation
On June 14, 2017, the Board approved a revised compensation plan for non-employee directors of the Company (the “Director Plan”). The Director Plan became effective as of July 1, 2017. Under the revised Director Plan, the Company’s non-employee directors are entitled to an annual cash retainer of $55,000 and an annual restricted stock grant having a fair market value of $75,000. The annual restricted stock grant will be made under the Long Term Incentive Plan, as amended, and the grant will vest 50% on the first anniversary of the grant date and 50% of the second anniversary, subject to the terms of the Long Term Incentive Plan, as amended, and the applicable award agreement.
Under the Director Plan, the Chairman of the Board will also receive an additional annual cash retainer of $35,000, and members of Board committees will be paid the following additional annual retainers: Audit Committee members: $7,500 ($15,000 for committee chair); Compensation Committee members: $5,000 ($10,000 retainer for committee chair); Nominating and Corporate Governance Committee Members: $2,500 ($5,000 retainer for committee chair); and Acquisition Committee Members: $1,500. No specific cash retainer amount has yet been approved with respect to membership on the Risk and Compliance Committee. Under the Director Plan, the directors will not receive per-meeting fees, either for Board meetings or committee meetings. Compensation paid through the date of adoption of the Director Plan was calculated at amounts outlined under the previous Board approved compensation plan adopted on December 2, 2014.
Non-employee directors are not entitled to retirement benefits, incentive compensation or perquisites. All directors are reimbursed for their out-of-pocket expenses for meeting attendance. The following table sets forth total compensation to persons not employed by the Company who served as a director of HIIQ at any time during 2017:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Paul E. Avery(3)	48,500	75,000	123,500
Anthony J. Barkett(3)	62,250	75,000	137,250
Paul G. Gabos(3)	90,500	75,000	165,500
Robert S. Murley(3)	48,750	75,000	123,750
John A. Fichthorn(4)	—	—	—

(1)
Messrs. Southwell, Wang and Telkamp’s compensation is reflected under the Summary Compensation Table as Named Executive Officers. As employees, they are not entitled to participate in the compensation plan for non-employee directors.

(2)
Option Awards amounts include the aggregate grant date fair value pursuant to ASC 718 for SARs granted in 2017. There were no other SARs granted to directors in 2017. The assumptions used in determining the compensation expense under ASC 718 can be found in Note 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(3)
Messrs. Avery, Barkett, Gabos, and Murley each received an award of 2,195 shares of restricted stock with an estimated value of $45,000 on May 18, 2017, and 1,366 shares of restricted stock with an estimated value at $30,000 on June 16, 2017.

(4)	Mr. Fichthorn was appointed to the Board of Directors on December 14, 2017. No compensation was paid to Mr. Fichthorn for services in 2017.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements with directors and Named Executive Officers described under “Executive Compensation,” the following is a description of each transaction that occurred during the years ended December 31, 2017 and 2016 or currently proposed, in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or any member of their immediate family or person sharing their household had or will have a direct or indirect material interest.

Amended and Restated Limited Liability Company Agreement of Health Plan Intermediaries Holdings, LLC
We operate our business through Health Plan Intermediaries Holdings, LLC (“HPIH”) and its consolidated subsidiaries. The operations of HPIH, and the rights and obligations of its members, are governed by the amended and restated limited liability company agreement of HPIH, to which HIIQ became a party February 13, 2013 in connection with our initial public offering ("IPO"). We serve as the sole managing member of HPIH. As such, we control its business and affairs and are responsible for the management of its business.
The amended and restated limited liability company agreement of HPIH establishes two classes of equity: Series A Membership Interests and Series B Membership Interests. Series A Membership Interests may be issued only to us as the sole managing member of HPIH. Series B Membership Interests may be issued only to persons or entities we permit, which are currently HPI and its subsidiary, HPIS, which are beneficially owned by Mr. Kosloske. During the year ended December 31, 2017, HPIH paid cash distributions of $5.5 million to HPI and HPIS related to estimated federal and state income taxes pursuant to the amended and restated limited liability company agreement of HPIH.
Exchange Agreement
On February 13, 2013 in connection with our IPO, we entered into an exchange agreement with the existing and certain future holders of Series B Membership Interests of HPIH, which are currently HPI and HPIS. Pursuant to and subject to the terms of the exchange agreement and the amended and restated limited liability company agreement of HPIH, holders of Series B Membership Interests, at any time and from time to time, may exchange one or more Series B Membership Interests, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications.

Tax Receivable Agreement
On February 13, 2013 in connection with our IPO, we entered into a tax receivable agreement with the existing and certain future holders of Series B Membership Interests of HPIH, which are currently HPI and HPIS. The agreement requires us to pay to such holders 85% of the cash savings, if any, in U.S. federal, state and local income tax we realize (or are deemed to realize in the case of an early termination payment, a change in control of us, or a material breach by us of our obligations under the tax receivable agreement) as a result of any future increases in tax basis and of certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement itself. This is the obligation of HIIQ and not an obligation of HPIH. We will benefit from the remaining 15% of any realized cash savings. As of December 31, 2017, we have made payments under the tax receivable agreement of $1.2 million. As of December 31, 2017, we are obligated to pay Mr. Kosloske $16.2 million if our taxes payable on our subsequent annual tax return filings are shown to be reduced as result of an increase in our tax basis due to the issuance of Class A common stock subsequent to the IPO.

Registration Rights Agreement
On February 13, 2013 in connection with our IPO, we entered into a registration rights agreement with HPI and HPIS to register for sale under the Securities Act of 1933 shares of our Class A common stock to be delivered in exchange for Series B Membership Interests of HPIH in certain circumstances. This agreement will provide these two entities (and their affiliates) with the right to require us to register shares of our Class A common stock held by such entities or their affiliates. On February 1, 2014, a registration statement on Form S-3 became effective under which we registered 8,566,667 shares of our Class A common stock for resale from time to time by the selling stockholders identified in the registration statement, of which all such shares are issuable upon the exchange of an equivalent number of Series B Membership Interests in HPIH (together with an equal number of shares of our Class B common stock). As of March 20, 2018, 4,725,000 shares of Class A common stock have been resold pursuant to this registration statement as mentioned above.
Other Relationships
Employment Arrangement
Lori Kosloske, the spouse of our Founder and Chief of Product Innovation, Mr. Kosloske, is employed by us pursuant to an employment agreement between Mrs. Kosloske and the Company dated February 13, 2013. During 2017, Mrs. Kosloske received total cash compensation of $291,720.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and holders of more than 10% of the Company’s common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. The Company is not aware that, during 2017, any of its directors, executive officers or 10% stockholders failed to timely file any reports required to be filed by Section 16(a) of the Securities Exchange Act of 1934, as amended, except for (i) an inadvertent late Form 4 filing on May 24, 2017 by Mr. Murley for the acquisition of 7,000 shares, (ii) an inadvertent late Form 4 filing by Mr. Southwell on November 22, 2017 to report the net withholding of shares by the Company to satisfy the tax liability of a vesting of restricted shares, and (iii) an inadvertent failure to file a Form 4 by Mr. Barkett for the purchase of 13,574 shares on September 15, 2017 (and for the prior purchase of 15,512 shares in December 2014). In making these statements, the Company has relied upon examination of the copies of Forms 3, 4, and 5, and amendments thereto, provided to the Company and the written representations of its directors, executive officers and 10% stockholders.

EQUITY COMPENSATION PLAN INFORMATION
The following table contains information about the Long Term Incentive Plan, as amended, which is our sole equity compensation plan, as of December 31, 2017.

	Equity Compensation Plan Information
	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,643,409	$12.95	1,083,726
Equity compensation plans not approved by security holders	—	—	—
Total	1,643,409		1,083,726

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the fiscal year ending December 31, 2018, and the Board has directed that management submit the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2018 for ratification by the stockholders at the Annual Meeting. A representative of Grant Thornton is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
Stockholder ratification of the selection of Grant Thornton as our independent registered public accountants is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of Grant Thornton to the stockholders for ratification as a matter of corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Grant Thornton. Even if the selection is ratified by our stockholders, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and our stockholders’ best interests.
The affirmative vote of the holders of a majority of the votes cast in person or by proxy and entitled to vote at the Annual Meeting is required for ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Abstentions and broker non-votes will not have any effect on the outcome of this proposal.
Fees Paid to Independent Registered Certified Public Accounting Firm in 2017 and 2016
Our Audit Committee Charter requires that the Audit Committee be solely and directly responsible for the appointment, compensation, evaluation, and oversight of the work of the independent auditors, including but not limited to, approving fees, evaluating the scope of the audit, and pre-approving all audit and non-audit services. Aggregate fees for professional services rendered to us by Grant Thornton for work performed during the fiscal years ended December 31, 2017 and 2016, respectively, were as follows:

Type of Fees	2017	2016
Audit Fees*	$753,720	$595,000
Audit-Related Fees**	—	25,000
Tax Fees***	440,130	217,000
All Other Fees****	—	11,000
Total	$1,193,850	$848,000

*
The 2017 and 2016 audit fees are composed of fees for professional services related to the audit of our annual financial statements, review of interim financial statements, and other registration statements included in our SEC filings.

**	The 2016 audit-related fees are composed of audit fees for our 401(k) Profit Sharing Plan and Trust.

***	The 2017 and 2016 Tax Fees are composed of fees for tax compliance and consultation.

****	The 2016 fees relate to an S-8 Filing.
Pre-Approval of Services
The Audit Committee pre-approves all audit, audit-related, tax, and other services proposed to be provided by the Company’s independent registered certified public accounting firm as the need arises and following consideration of the material facts and circumstances surrounding a proposed engagement. Consideration and approval of such services occurs at Audit Committee meetings. The Audit Committee has not delegated the authority to approve the audit, audit-related, tax and other services to its individual members. None of the non-audit services were reported to and approved by the Audit Committee after the provision of services.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT AUDITOR OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee reviews our financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing our financial statements, and for the public reporting process. Grant Thornton, our independent registered certified public accounting firm for 2017, was responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles.
In this context, the Audit Committee has reviewed and discussed with management and Grant Thornton, the audited financial statements for the year ended December 31, 2017. The Audit Committee has discussed with Grant Thornton the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Grant Thornton has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Grant Thornton that firm’s independence. Based on the considerations and the discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements for the year ended December 31, 2017 be included in our Annual Report on Form 10-K for the year ended December 31, 2017.
THE AUDIT COMMITTEE
Paul G. Gabos, Chair
Robert S. Murley
Anthony J. Barkett

NOTICE OF STOCKHOLDER PROPOSALS AND OTHER MATTERS
Stockholders who wish to include a stockholder proposal in our proxy statement and proxy card relating to the 2019 annual meeting of stockholders must deliver a written copy of their proposal to our principal executive offices no later than December 21, 2018. Proposals must comply with the SEC proxy rules relating to stockholder proposals in order to be included in our proxy materials. If the date of next year’s annual meeting is moved more than 30 days before or after May 15, 2019 (which is the anniversary of this year’s annual meeting), we must receive notice of the stockholder proposal within a reasonable time before we begin to print and mail our proxy materials. All stockholder proposals should be sent to our principal executive offices at 15438 North Florida Avenue, Suite 201, Tampa, Florida, 33613, Attention: Michael D. Hershberger, Chief Financial Officer, Secretary and Treasurer.
In addition, stockholder proposals and director nominations intended to be presented at our 2019 annual meeting of stockholders must be received by Mr. Hershberger no earlier than November 16, 2018 or later than January 15, 2019, in order to be considered timely under our Amended and Restated Bylaws. Any proposal or nomination must comply with additional requirements contained in our Amended and Restated Bylaws in order to be proper. If the date of next year’s annual meeting is moved more than 30 days before or 60 days after May 15, 2019 (which is the anniversary of this year’s annual meeting), we must receive notice of the stockholder proposal or director nomination by the later of 120 days before the meeting date and 10 days after public announcement of the meeting date.

Proxies may be voted in our discretion at the Annual Meeting on any business properly brought before the meeting or at any adjournments or postponements thereof as we did not receive notice of any such business prior to mailing this proxy statement and proxy card. For the 2019 annual meeting of stockholders, proxies we solicit may be voted in our discretion on any business properly brought before the meeting or at any adjournments or postponements thereof if we do not receive notice of such business in conformity with our Amended and Restated Bylaws.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDERS MEETING TO BE HELD ON MAY 15, 2018
The Proxy Statement, Notice of Annual Meeting, Proxy Card and the Company’s 2017 Annual Report to Stockholders, which includes a copy of our Annual Report on Form 10-K, are available at the 2018 Annual Meeting tab in the Investor Relations section of our website at www.hiiquote.com.
For directions to attend the Annual Meeting and vote in person, please contact Susan Cowan at (813) 397-1187.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of any of these documents to you if you contact us at the following address: 15438 North Florida Avenue, Suite 201, Tampa, FL 33613, or telephone number: (813) 397-1187. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address or telephone number.
Holders of common stock are requested to complete, sign, and date the accompanying proxy card and promptly return it to our transfer agent in the enclosed addressed, postage-paid envelope.
By Order of the Board of Directors

Gavin D. Southwell
President and Chief Executive Officer
Dated: April 20, 2018

PROXY

HEALTH INSURANCE INNOVATIONS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2018
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael D. Hershberger and Gavin D. Southwell, and each of them, with full power of substitution and power to act alone, as proxies to represent and vote all the shares of common stock of Health Insurance Innovations, Inc. (the "Company") which the undersigned would be entitled to vote if personally present and acting at the annual meeting of stockholders of the Company, to be held on May 15, 2018 at the office of Foley & Lardner LLP, 100 North Tampa St., Suite 2700, Tampa, Fl 33602, Gasparilla/Ybor Room, beginning at 12:00 p.m., Eastern Time, and at any adjournments or postponements thereof, subject to any directions noted on the reverse side of this card.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. **If no direction is made, the proxy will be voted "FOR ALL" nominees in Proposal 1, and "FOR" Proposal 2.** Should any other matter requiring a vote of the stockholders arise, the proxies named above are authorized to vote in accordance with their best judgment in the interest of the Company. The tabulator cannot vote your shares unless you sign and return this card.

CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

This Notice of Annual Meeting, proxy statement, proxy card and 2017 Annual Report to Stockholders are available at: http://www.viewproxy.com/hiiquote/2018

Please mark your votes like this ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES, "FOR" PROPOSAL 2, AND "FOR" PROPOSAL 3.

1. Election of Directors
   Nominees:

		FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (SEE INSTRUCTIONS BELOW)
01 Paul E. Avery	05 Gavin D. Southwell	☐	☐	☐
02 Anthony J. Barkett	06 Robert S. Murley			
03 Paul G. Gabos	07 John A. Fichthorn			
04 Michael W. Kosloske				

(**INSTRUCTIONS:** To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and write the number(s) of the nominee(s) on the line below)

3. In their discretion, the proxies are authorized to consider and act upon such other business as may properly come before the 2018 Annual Meeting of Stockholders or at any adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

I plan to attend the meeting ☐

Date:______________________________

____
Signature

____
Signature (if held jointly)

NOTE: This proxy should be marked, dated and signed by each stockholder exactly as such stockholder's name appears hereon, and returned promptly in the enclosed envelope. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian please give full title as such. If the signatory is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signatory is a partnership, please sign in the partnership name by authorized person.

Address Change: (If you noted any Address Changes above, please mark box.) ☐

CONTROL NUMBER

→ [ ]

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

CONTROL NUMBER

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PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Shares on the Internet:

Go to www.aalvote.com/HIIQ

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Shares by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your Shares. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Shares by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.